Exhibit 4.11.1

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made as of February 19, 2009, among The NASDAQ OMX Group, Inc. (formerly known as The Nasdaq Stock Market, Inc.), a Delaware corporation (together with its successors, “Nasdaq”), Borse Dubai Limited, a company registered in the Dubai International Financial Centre with company number CL0447 (together with its successors and permitted assigns, “Borse Dubai”) and Borse Dubai Nasdaq Share Trust, a Delaware statutory trust, (the “Trust” and, together with Borse Dubai, the “Initial Holders”). Borse Dubai, Nasdaq and the Trustee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Registration Rights Agreement (as herein defined).

WHEREAS:

(A)	The Parties entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”) dated as of February 27, 2008.

(B)	The Parties hereto desire to amend the Registration Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Parties hereby agree as follows:

1.	All references to “The Nasdaq Stock Market, Inc.” in the Registration Rights Agreement shall be deleted and replaced with references to “The NASDAQ OMX Group, Inc.”

2.	The definition of “Facilities Agreement” in Section 1.1(a) of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the definition of a “Finance Party” to read as follows:

“Finance Party” means an entity selected by Borse Dubai that executes a Nasdaq Share Charge that is a bank, a financial services provider other than a bank, or an agent or trustee of a bank or of a financial services provider, provided that Nasdaq has specifically consented in advance in writing to such an entity executing such Nasdaq Share Charge, and provided further that Nasdaq may not unreasonably withhold or delay its consent in this regard.

The definition of “HSBC” in Section 1.1(a) of the Registration Rights Agreement is hereby deleted in its entirety.

3.	The definition of “Nasdaq Share Charge” in Section 1.1(a) of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Nasdaq Share Charge” means any pledge agreement or other security document entered into from time to time between Borse Dubai and any Finance Party over some or all of its right, title and interest in and to shares of Common Stock that it owns to secure the indebtedness and other obligations of Borse Dubai and/or any of its Subsidiaries, together with any amendments, novations, restatements, and/or other modifications thereto from time to time.

4.	Section 2.7 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:

2.7 Rights of Transferee Under A Nasdaq Share Charge. If, subsequent to the filing of any registration statement by Nasdaq pursuant to the terms of this Article II, any Person or Persons shall become a Holder (directly by way of a transfer by Borse Dubai or a Finance Party) in connection with the exercise by a Finance Party of its rights and remedies under a Nasdaq Share Charge, Nasdaq agrees that it shall take all measures necessary either to amend the registration statement (including, if such registration statement has been declared effective and if necessary, by way of a post-effective amendment to such registration statement) or if necessary and applicable, a prospectus supplement, in either case to name any such Holder as a selling shareholder under such registration statement, and any such Holder shall benefit from the rights afforded by Section 2.4 in connection with any such amendment. The undertakings by Nasdaq under this Section 2.7 shall be enforceable and exercisable irrespective of any limitation imposed by Sections 2.1(e)(ii) through (v).

5.	This Amendment amends solely the provisions of the Registration Rights Agreement set forth herein and nothing in this Amendment is intended or shall be construed as amending or waiving any other terms or provisions of the Registration Rights Agreement or any other rights of the Parties under the Registration Rights Agreement. The Parties acknowledge that the Registration Rights Agreement (as amended by this Amendment) is in full force and effect and is hereby confirmed and ratified in all respects. References in the Registration Rights Agreement to the Registration Rights Agreement shall mean the Registration Rights Agreement as amended by this Amendment.

6.	This Amendment may be executed in any number of counterparts (including by facsimile), each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

7.	The enforceability and validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would mandate the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

BORSE DUBAI NASDAQ SHARE TRUST

By:	/s/ Tracy M. McLamb
Name: Tracy M. McLamb Title: Vice President

BORSE DUBAI LIMITED

By:	/s/ Essa Kazim
Name: Essa Kazim Title: Chairman

By:	/s/ Soud Ba’alawy
Name: Soud Ba’alawy Title: Vice Chairman

THE NASDAQ OMX GROUP, INC.

By:	/s/ Adena T. Friedman
Name: Adena T. Friedman Title: Executive Vice President

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